Exhibit 99.2

NovaBay Pharmaceuticals Announces Closing of $3.87 Million Underwritten Public Offering, Including Partial Exercise of Overallotment Option

EMERYVILLE, Calif. (July 29, 2024) – NovaBay Pharmaceuticals, Inc. (NYSE American: NBY) (the “Company” or “NovaBay”) today announced the closing of its previously announced underwritten public offering of common stock, pre-funded warrants, Series F-1 warrants, Series F-2 warrants and Series F-3 warrants for gross proceeds of approximately $3.87 million, prior to deducting underwriting discounts and commissions and offering expenses. The offering proceeds include partial exercise of the underwriter’s over-allotment option to purchase additional shares of common stock, Series F-1 warrants, Series F-2 warrants and Series F-3 warrants.

The offering consisted of a total of 1,158,566 shares of common stock, pre-funded warrants to purchase up to 2,041,814 shares of common stock, Series F-1 warrants to purchase up to 3,200,380 shares of common stock, Series F-2 warrants to purchase up to 3,200,380 shares of common stock and Series F-3 warrants to purchase up to 3,200,380 shares of common stock. The combined public offering price for each share of common stock and accompanying Series F-1 warrant, Series F-2 warrant and Series F-3 warrant was $1.10. The combined public offering price for each pre-funded warrant and accompanying Series F-1 warrant, Series F-2 warrant and Series F-3 warrant was $1.09. The securities issued at closing included 1,495,398 shares of common stock, pre-funded warrants to purchase up to 2,041,814 shares of common stock, Series F-1 warrants to purchase up to 3,537,212 shares of common stock, Series F-2 warrants to purchase up to 3,537,212 shares of common stock and Series F-3 warrants to purchase up to 3,537,212 shares of common stock, which securities were issued upon the partial exercise of the underwriter’s over-allotment option.

Ladenburg Thalmann & Co. Inc. acted as the sole bookrunning manager for the offering.

Each share of common stock (and each pre-funded warrant in lieu thereof) was sold together with one Series F-1 warrant to purchase one share of common stock, one Series F-2 warrant to purchase one share of common stock and one Series F-3 warrant to purchase one share of common stock. The Series F-1 warrants have an exercise price of $1.10 per share, are exercisable immediately upon issuance, and will expire five years following the date of issuance. The Series F-2 warrants have an exercise price of $1.10 per share, are exercisable immediately upon issuance, and will expire six months following the date of issuance. The Series F-3 warrants have an exercise price of $1.10 per share, are exercisable immediately upon issuance, and will expire one year following the date of issuance. The pre-funded warrants will be immediately exercisable at a nominal exercise price of $0.01 per share and may be exercised at any time until all of the pre-funded warrants are exercised in full. The Series F-1 warrants, the Series F-2 warrants and the Series F-3 warrants each include a one-time reset of the exercise price to a price equal to the lesser of (i) the then exercise price and (ii) 90% of the five-day volume weighted average prices for the five (5) trading days immediately preceding the date that is sixty calendar days after issuance of the Series F-1 warrants, the Series F-2 warrants and the Series F-3 warrants, as applicable.

NovaBay currently intends to use the net proceeds of the offering to redeem the outstanding principal amount of its Original Discount Senior Secured Convertible Debentures due November 1, 2024 and for working capital and general corporate purposes.

The offering is being conducted pursuant to NovaBay’s registration statement on Form S-1 (File No. 333-280423) previously filed with and subsequently declared effective by the Securities and Exchange Commission (the “SEC”) on July 25, 2024 (as amended, the “registration statement”). A final prospectus describing the terms of the offering has been filed with the SEC and is available on the SEC’s website located at http://www.sec.gov. Electronic copies of the final prospectus relating to the offering may also be obtained by contacting Ladenburg Thalmann & Co. Inc., Prospectus Department, 640 5th Avenue, 4th Floor, New York, NY 10019 (telephone number 1-800-573-2541) or by emailing prospectus@ladenburg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About NovaBay Pharmaceuticals, Inc.

NovaBay's leading product Avenova® Antimicrobial Lid & Lash Solution is often recommended by eyecare professionals for blepharitis and dry eye disease. Manufactured in the U.S., Avenova spray is formulated with NovaBay's patented, proprietary, stable and pure form of hypochlorous acid. All Avenova products are available directly to consumers through online distribution channels such as Amazon.com and Avenova.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements that are based upon management's current expectations, assumptions, estimates, projections and beliefs. The use of words such as, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “preliminary,” “should,” “target,” “will,” or “would” and similar words or expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding the intended use of net proceeds from the offering. These statements are based on information available to the Company as of the date of this press release and are subject to numerous important factors that involve risks, uncertainties and other factors that may cause actual results or achievements to be materially different and adverse from those expressed in or implied by the forward-looking statements. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. Other risks relating to the Company’s business, including risks that could cause results to differ materially from those projected in the forward-looking statements in this press release, are detailed in the Company’s latest Form 10-Q/K filings and registration statement, as may be amended from time to time, filing with the SEC, especially under the heading “Risk Factors.” The forward-looking statements in this release speak only as of this date, and the Company disclaims any intent or obligation to revise or update publicly any forward-looking statement except as required by law.

NovaBay

Justin Hall

Chief Executive Officer and General Counsel

510-899-8800

jhall@novabay.com

Investor Relations Contact

LHA Investor Relations

Jody Cain

310-691-7100

jcain@lhai.com

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